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                                                                   EXHIBIT 10.18

                                 SERVICES AGREEMENT

     THIS SERVICES AGREEMENT (this "Agreement"), dated and effective as of September 30, 1997, is by and between Horizon Offshore, Inc., a Delaware corporation ("Horizon Offshore"), and Horizon Barge & Towing, Inc., a Delaware corporation ("Horizon Barge").

                                 W I T N E S S E T H :

     WHEREAS, Horizon Barge desires that Horizon Offshore or one or more of its subsidiaries as designated by Horizon Offshore furnish Horizon Barge with certain administrative and other support services described in this Agreement on an interim basis to support and complement the services provided by its own administrative and support staff and other available resources.

     NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     Section 1.  Rights and Duties of Horizon Offshore.

     (a) Upon the terms and subject to the conditions set forth herein, Horizon Offshore agrees from and after the date hereof to provide the administrative and other support services described in Section 2, together with all customary, ancillary or related activities that are associated with or incidental to such services (collectively, the "Services") to Horizon Barge.

     (b) Horizon Barge acknowledges and agrees that Horizon Offshore may, at its election, cause one or more of it subsidiaries or third party contractors or service providers to perform the Services.

     Section 2. Description of Services. Horizon Offshore and Horizon Barge agree that Horizon Offshore shall provide the following Services:

     (a) accounting and financial services, including maintenance of books and records, accounting systems and payroll and benefit systems;

     (b) tax services, including the preparation and filing of, and assistance with respect to federal, foreign, state and local tax returns;

     (c) insurance and risk management services, including, but not limited to the purchase and maintenance of insurance and the processing and administration of insurance claims;
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     (d) employee personnel services, including advisory services relating to employee, employee benefit and other personnel matters;

     (e) management information and system services, including computer operations, data input, systems and programming and technical support; and

     (f) such other services as may mutually be agreed upon by the parties hereto.

     Section 3.  Administration of Services.

     (a) Each department head within Horizon Offshore shall keep the appropriate officers and employees of Horizon Barge fully informed of the Services performed pursuant to this Agreement and shall cooperate with such officers and employees with respect to the performance of Services by such department. Horizon Barge shall have complete and full access to all data, records, files, statements, invoices, billings and other information generated by or in the custody of Horizon Offshore relating to the Services provided pursuant to this Agreement.

     (b) Horizon Barge acknowledges and agrees that the Services shall be provided only with respect to the business of Horizon Barge and its subsidiaries.

     (c) Horizon Barge represents and warrants that the Services will not be used in violation of any applicable federal, state or local law or any rules or regulations promulgated thereunder.

     (d) Each party shall (i) maintain confidential and secret all confidential information that may be disclosed by the other party in connection with the provision of the Services hereunder, (ii) restrict disclosure of such confidential information to those of its employees who have a need to know such information in order to comply with its obligations hereunder and (iii) employ the same standards of care with respect to such confidential information as it uses to protect its own confidential information. The obligations of this
Section 3(d) shall survive the expiration and termination of this Agreement for a period of five years.

     Section 4.  Compensation.

     (a) Horizon Offshore shall be compensated for the performance of the Services as follows:

          (i) Horizon Barge shall reimburse Horizon Offshore for the actual cost of any goods or third party services purchased, leased or otherwise procured by Horizon Offshore for the direct benefit of Horizon Barge in accordance with this Agreement ("Direct Costs"); and

          (ii) Horizon Barge shall reimburse Horizon Offshore for the actual cost of any item purchased for Horizon Barge by Horizon Offshore and the actual charge by third parties for the same or similar operating service ("Operating Costs"); and

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         (iii) Horizon Barge shall reimburse Horizon Offshore for all indirect general and administrative costs incurred by Horizon Offshore in performing the services hereunder, including all corporate overhead costs and expenses such as accounting, administrative, secretarial or other services, office rent, telephone, employee compensation and benefits, taxes, depreciation and other expense items of a general and administrative nature and any other expenses incurred by Horizon Offshore that are reasonably necessary to the performance of the Services, plus 5.0%, representing a reasonable return on Horizon Offshore's investment required to perform the Services required hereunder ("Indirect Costs"), subject to adjustment as provided in paragraph (f) below.

     (b) Horizon Offshore shall invoice Horizon Barge by the last day of each month for all Direct Costs, Operating Costs and Indirect Costs incurred for the immediately preceding month. All invoices shall provide Horizon Barge with an account of all Direct Costs, Operating Costs and Indirect Costs. All amounts shown on each invoice shall be due and payable within 30 days of the date of the invoice.

     Section 5. Terms of Agreement: Termination. This Agreement shall commence on the date hereof and shall continue for one year from such date unless earlier terminated by either party by giving 60 days prior written notice.

     Section 6.  Limitation of Liability; Indemnification.

     (a) Horizon Offshore makes no representation or warranty whatsoever, express or implied, with respect to the Services. In no event shall Horizon Offshore be liable to Horizon Barge for (i) any loss, cost or expense resulting from any act or omission taken at the express direction of Horizon Barge or (ii) any special, indirect or consequential damages resulting from any error or omission in the performance of the Services or from the breach of this Agreement.

     (b) Neither Horizon Offshore nor Horizon Barge shall be liable for any loss or damage or any nonperformance, partial or whole, under this Agreement, caused by any strike, labor troubles, riot, act of a public enemy, insurrection, act of God, or any law, rule or regulation promulgated by any governmental body or agency, or any demand or requisition of any governmental body or agency, or any other cause beyond the control of the parties hereto.

     (c) Horizon Barge shall reimburse, indemnify and hold harmless Horizon Offshore and its successors, assigns, affiliates, directors, officers, employees and agents from and against any and all judgments, losses, damages, liabilities, demands, actions, suits, taxes, charges, costs, claims, expenses and disbursements (including legal fees and expenses) of any kind and nature whatsoever that may at any time be imposed on, incurred by or asserted against Horizon Offshore (including any claims against Horizon Offshore for indemnification by any such person) or any such person (whether or not indemnified by Horizon Offshore or any other person) in connection with any suit or proceeding, whether judicial or administrative, relating to or arising out of any acts or omissions

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performed or omitted by Horizon Offshore or any such person in connection with or arising out of the performance of the Services unless such act or omission by Horizon Offshore or such person constituted bad faith, willful misfeasance, gross negligence, recklessness or a willful, material breach of this Agreement.

     Section 7.  Relationship of Parties.

     Nothing contained in this Agreement (a) shall constitute Horizon Offshore and Horizon Barge as members of any partnership, joint venture, association, syndicate, unincorporated business or other separate entity, (b) shall be construed to impose any liability as such on either of them, (c) shall be deemed to confer on either of them any express, implied or apparent authority to incur any obligation or liability on behalf of the other, or (d) shall be deemed to, or in fact, create any benefit for, or impose any obligation on the parties in favor of, any person not party to this Agreement.

     Section 8.  Miscellaneous.

     (a) This Agreement constitutes the entire agreement between the parties hereto with respect to the matters set forth in this Agreement. This Agreement shall not be amended, modified or supplemented except by an instrument in writing executed by each of the parties hereto.

     (b) Each of the parties hereto shall use its best efforts to take or cause to be taken, to the extent necessary, all actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

     (c) All notices and other communications hereunder shall be in writing and shall be given by hand delivery, certified or registered mail, return receipt requested or telecopy transmission with confirmation of receipt to the address of each of the parties set forth opposite the signature of such party on the signature page hereof. All notices and communications shall be deemed given upon receipt thereof.

     (d) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas.

     (e) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     (f) The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     (g) In the event that any provision of this Agreement shall be determined to be invalid or unenforceable, in whole or in part, it is the parties intention that such determination shall not be held to affect the validity or enforceability of any other provision of this Agreement, which provisions shall otherwise remain in full force and effect.

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     (h) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. This Agreement shall not be assignable by any party hereto without the prior written consent of the other party.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


Addresses for Notices:                  HORIZON OFFSHORE, INC.

9821 Katy Freeway, Suite 450
Houston, Texas 77024

                                        By:  /s/ David. W. Sharp
                                           --------------------------------
                                                  David W. Sharp
                                              Chief Financial Officer




                                        HORIZON BARGE & TOWING, INC.

9821 Katy Freeway, Suite 450
Houston, Texas 77024

                                        By:  /s/ Howard D. Loyd, III
                                            -------------------------------
                                                 Howard D. Loyd, III
                                                     President

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